Exhibit 10.7

AGREEMENT OF LIMITED PARTNERSHIP

of

PHILLIPS 66 SWEENY FRAC LP

dated effective as of

February 29, 2016

TABLE OF CONTENTS
Page

ii

Agreement of Limited Partnership
of
Phillips 66 Sweeny Frac LP
This Agreement of Limited Partnership of Phillips 66 Sweeny Frac LP (the “Partnership”), effective as of February 29, 2016 (the “Effective Date”), is entered into by and among Phillips 66 Sweeny Frac GP LLC, a Delaware limited liability company (“Sweeny Frac GP”), as the General Partner, and Phillips 66 Sweeny Frac Alpha LLC, a Delaware limited liability company (“Alpha”), Phillips 66 Sweeny Frac Bravo LLC, a Delaware limited liability company (“Bravo”), Phillips 66 Sweeny Frac Charlie LLC, a Delaware limited liability company (“Charlie”) and Phillips 66 Sweeny Frac Delta LLC, a Delaware limited liability company (“Delta” and, together with Alpha, Bravo and Charlie, the “Initial Limited Partners”), as the Limited Partners.
NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
Section 1.1    Definitions. The following terms have the following meanings when used in this Agreement.
“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:
(i)     Credit to such Capital Account any amounts which such Partner is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii)    Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Allocation Year.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that (a) with respect to the P66 Group, the term “Affiliate” shall not include any Partnership Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include any P66 Group Member.
“Agreement” means this Agreement of Limited Partnership of Phillips 66 Sweeny Frac LP, as amended from time to time.
“Allocation Year” means (a) each calendar year ending on December 31st or (b) any portion thereof for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article V.
“Alpha” has the meaning set forth in the preamble to this Agreement.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Bravo” has the meaning set forth in the preamble to this Agreement.
“Capital Account” means, with respect to any Partner, the Capital Account established and maintained for such Partner in accordance with the following provisions:
(i)    To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.3 or Section 5.4 and (C) the amount of any Liabilities of the Partnership assumed by such Partner or that are secured by any Property distributed to such Partner;
(ii)    To each Partner’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Losses and any items in the nature of deduction, expense or loss which are specially allocated to such Partner pursuant to Section 5.3 or Section 5.4 and (C) the amount of any Liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership;
(iii)    In the event a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(iv)    In determining the amount of any Liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Tax Matters Partner shall determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Tax Matters Partner may make such modification; provided that the Tax Matters Partner shall promptly give each other Partner written notice of such modification. The Tax Matters Partner also shall, in good faith and on a commercially reasonable basis, (A) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (B) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
“Capital Contributions” means, with respect to any Partner, (i) the amount of cash, cash equivalents or the initial Gross Asset Value of any Property (other than cash) contributed or deemed contributed to the Partnership by such Partner or (ii) current distributions that a Partner is entitled to receive but otherwise waives.
“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Partnership and its subsidiaries in accordance with GAAP.
“Capital Request” has the meaning set forth in Section 4.2(b)(iii).
“Certificate” means the certificate of limited partnership of the Partnership filed in accordance with the Act.
“Charlie” has the meaning set forth in the preamble to this Agreement.
“Clemens Caverns Storage Agreement” has the meaning set forth in the Contribution Agreement.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Construction Costs” has the meaning set forth in the Contribution Agreement.
“Construction Obligation Capital Request” has the meaning set forth in Section 4.2(b).

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated February 17, 2016, by and among Phillips 66 Company, PDI, Phillips 66 Partners GP LLC and Phillips 66 Partners.
“Covered Person” means (a) the General Partner, (b) any former General Partner (a “Departing General Partner”), (c) any Limited Partner, (d) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (e) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Partnership Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Partnership Group Member, the General Partner or any Departing General Partner, (f) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Partnership Group Member; provided that a Person shall not be a Covered Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (g) any Person the General Partner designates as an “Covered Person” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.
“Delta” has the meaning set forth in the preamble to this Agreement.
“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that (i) if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year and such difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall equal the amount of book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d) and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
“Distributable Cash” means, with respect to any Quarter: (i) the sum of all cash and cash equivalents of the Partnership and its Subsidiaries on hand at the end of such Quarter; less (ii) the amount of any cash reserves established by the General Partner to (A) provide for the proper conduct of the business of the Partnership and its Subsidiaries (including reserves for future capital or operating expenditures and for anticipated future credit needs of the Partnership and its Subsidiaries) subsequent to such Quarter; or (B) comply with Applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its Subsidiaries is a party or by which any of them is bound or any of their respective assets are subject.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Fiscal Year” means a calendar year.
“Full Participant” has the meaning set forth in Section 4.2(b)(iii).
“GAAP” means generally accepted accounting principles in the United States.
“General Partner” means Sweeny Frac GP and its successors and permitted assigns that are admitted to the Partnership as general partner and any additional general partner of the Partnership, each in its capacity as general partner of the Partnership.
“General Partner Interest” means the interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(i)    The initial Gross Asset Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such asset as agreed to by each Partner or, in the absence of any such agreement, as determined by the General Partner;
(ii)    The Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market values as determined by the General Partner as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership, (C) the issuance of additional Partnership Interests as consideration for the provision of services, (D) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code), (E) the issuance of a Noncompensatory Option, or (F) any other event to the extent determined by the Partners to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that in the event of the issuance of an interest in the Partnership pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by the Partnership interest differs from the consideration paid to acquire and exercise the Noncompensatory Option, the Gross Asset Value of each Partnership asset immediately after the issuance of the Partnership interest shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to the Partnership asset and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Regulations Section 1.704‑1(b)(2)(iv)(s); and provided further, however, if any Noncompensatory Options are outstanding upon the occurrence of an event described in this paragraph (ii)(A) through (ii)(F), the Partnership shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704‑1(b)(2)(iv)(f)(1) and 1.704‑1(b)(2)(iv)(h)(2);
(iii)    The Gross Asset Value of any item of Property distributed to any Partner shall be adjusted to equal the fair market value of such item on the date of distribution as determined by the General Partner; and
(iv)    The Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), subparagraph (ii) or subparagraph (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Guarantees” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person or in any manner providing for the payment of any Indebtedness or other obligation of any other Person or otherwise protecting the holder of such Indebtedness or other obligations against loss (whether arising by virtue of organizational agreements, by obtaining letters of credit, by agreement to keep-well, to take-or-pay or to purchase assets, goods, securities or services, or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, trade advertising and accrued obligations),

(vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the Liability of such Person in respect thereof.
“Initial Limited Partners” has the meaning set forth in the preamble to this Agreement.
“Liability” means any Indebtedness, obligation or other liability, whether arising under Applicable Law, contract or otherwise, known or unknown, fixed or contingent, real or potential, tangible or intangible, now existing or hereafter arising.
“Limited Partner” means each of Alpha, Bravo, Charlie and Delta and each of their respective successors and permitted assigns that are admitted as a limited partner of the Partnership and each additional Person who becomes a limited partner of the Partnership pursuant to the terms of this Agreement, in each case, in such Person’s capacity as a limited partner of the Partnership.
“Limited Partner Interest” means an interest of a Limited Partner in the Partnership (in its capacity as a limited partner without reference to any General Partner Interest held by it) and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.
“Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Non-Funding Partner” has the meaning set forth in Section 4.2(b)(iii).
“Noncompensatory Option” has the meaning set forth in Regulations Section 1.721-2(f).
“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
“Officers” has the meaning set forth in Section 8.1(b).
“Omnibus Agreement” means that certain Omnibus Agreement dated effective July 26, 2013, as amended as of the date of this Agreement (including pursuant to that certain Fourth Amendment to the Omnibus Agreement, dated as of the date hereof), by and among Phillips 66 Company, Phillips 66 Partners LP and the other parties named therein.

“P66 Group” means Phillips 66 Company and its Subsidiaries, but excluding any Partnership Group Member.
“P66 Group Member” means a member of the P66 Group.
“P66 Opco Construction Obligation” has the meaning set forth in the Contribution Agreement.
“Partner” means a General Partner or a Limited Partner.
“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Partnership” has the meaning set forth in the preamble to this Agreement.
“Partnership Group” means Phillips 66 Partners LP and its Subsidiaries, including the Partnership and its Subsidiaries.
“Partnership Group Member” means a member of the Partnership Group.
“Partnership Interest” means any interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest.
“PDI” means Phillips 66 Project Development Inc.
“Percentage Interests” has the meaning set forth in Section 3.1.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.
“Phillips 66 Partners” means Phillips 66 Partners LP, a Delaware limited partnership.
“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Partnership’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)    The Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner) of any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. federal income tax purposes of which the Partnership is, directly or indirectly, a partner, member or other equity-holder;
(ii)    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;
(iii)    Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, shall be subtracted from such taxable income or loss;
(iv)    In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
(v)    Gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the item of Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
(vi)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;
(vii)    To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and
(viii)    Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.3 or Section 5.4 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 and Section 5.4 shall be determined by applying rules analogous to those set forth in subparagraph (i) through subparagraph (viii) above. For the avoidance of doubt, any guaranteed payment that accrues with respect to an Allocation Year will be treated as an item of deduction of the Partnership for purposes of computing Profits and Losses in accordance with the provisions of Regulations Section 1.707-1(c).
“Property” means all real and personal property acquired by the Partnership, including cash, and any improvements thereto, and shall include both tangible and intangible property.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership or, with respect to the fiscal quarter of the Partnership that includes the Effective Date, the portion of such fiscal quarter from and after the Effective Date.
“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
“Regulatory Allocations” has the meaning set forth in Section 5.4.
“Related Agreement” means the Contribution Agreement, the Sweeny Frac Agreement, the Clemens Caverns Storage Agreement and each other agreement or other transaction between the Partnership or General Partner or their respective Subsidiaries, on the one hand, and a P66 Group Member, on the other hand.
“Representative” has the meaning set forth in Section 8.3(a).
“Sweeny Frac GP” has the meaning set forth in the preamble to this Agreement.
“Sweeny Frac Agreement” has the meaning set forth in the Contribution Agreement.
“Sweeny Frac LLC” means Phillips 66 Sweeny Frac LLC, a Delaware limited liability company.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests or more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Supermajority Approval Matter” has the meaning set forth in Section 8.2(b).
“Tax Matters Partner” has the meaning set forth in Section 5.9(a).
“Unanimous Approval Matter” has the meaning set forth in Section 8.2(a).
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner, any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Limited Partners, each other Person who acquires an interest in a Partnership Interest and all other Persons bound by this Agreement for all purposes.
ARTICLE II
BUSINESS, PURPOSE AND TERM OF PARTNERSHIP
Section 2.1    Formation. The Partnership was formed as a limited partnership by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to the provisions of the Act and the execution of this Agreement. Except as expressly provided in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.2    Name. The name of the Partnership shall be “Phillips 66 Sweeny Frac LP”. Subject to Applicable Law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may, without the consent of any Limited Partner, amend this Agreement and the Certificate to change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware, 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 3010 Briarpark Drive, Houston, Texas 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 3010 Briarpark Drive, Houston, Texas 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity and (b) do anything necessary or appropriate in furtherance of the foregoing; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.
Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate (as amended from time to time) as provided in the Act.
Section 2.7    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more Affiliates of the General Partner or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more Affiliates of the General Partner or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
PARTNERS
Section 3.1    Partners; Percentage Interests. The names and addresses of the Partners, their respective percentage interests in the Partnership (“Percentage Interests”), and type of Partnership Interest held by each Partner are set forth on Exhibit A to this Agreement.
Section 3.2    Adjustments in Percentage Interests. The respective Percentage Interests of the Partners shall be adjusted (and the General Partner shall amend Exhibit A without the consent of any other Partner) (a) at the time of any transfer of all or a portion of such Partner’s Partnership Interest pursuant to Section 9.1, (b) at the time of the issuance of additional Partnership Interests pursuant to Section 8.2(b) and (c) at the time of the admission of each new Partner in accordance with this Agreement, in each case to take into account such transfer, issuance or admission of a new Partner.
ARTICLE IV
CAPITAL CONTRIBUTIONS
Section 4.1    Capitalization of the Partnership. Subject to Section 8.2, the Partnership is authorized to issue two classes of Partnership Interests. The Partnership Interests shall be designated as General Partner Interests and Limited Partner Interests, each having such rights, powers, preferences and designations as set forth in this Agreement.
Section 4.2    Capital Contributions.
(a)    Organizational Capital Contributions and Transactions. In connection with the formation of the Partnership under the Act, (i) each of Alpha, Bravo, Charlie and Delta has made (or, to the extent not already made, shall make) an initial Capital Contribution to the Partnership of its respective limited liability company interest and, in exchange therefor, each of Alpha, Bravo, Charlie and Delta is hereby issued a 25% Limited Partner Interest and is hereby admitted as a limited partner of the Partnership, and (ii) Sweeny Frac GP is hereby admitted as the general partner of the Partnership without acquiring a partnership interest in the Partnership or making a capital contribution to the Partnership in accordance with Section 17-401(a) of the Act.

(b)    Additional Capital Contributions.
(i)    In General. Other than as set forth in this Section 4.2(b), no Partner shall have any right or obligation to make additional Capital Contributions to the Partnership.
(ii)    P66 Opco Construction Obligation. Whenever, from time to time, the General Partner determines in good faith that additional Capital Contributions in cash from the Partners are necessary to fund all or part of the P66 Opco Construction Obligation, the General Partner may issue a notice to the Partners (each, a “Construction Obligation Capital Request”) for an additional Capital Contribution by each Partner in an amount equal to such Partner’s pro rata share (based on its respective Percentage Interest) of the aggregate Capital Contribution determined to be necessary by the General Partner to fund such P66 Opco Construction Obligation. Within ten (10) days of a Partner’s receipt of a Construction Obligation Capital Request, such Partner shall make its requested Capital Contribution in cash as specified in the Construction Obligation Capital Request; provided, however, that no Limited Partner shall be obligated to make any such additional Capital Contribution to the extent that such additional Capital Contribution would exceed such Partner’s pro rata share (based on its respective Percentage Interest) of the P66 Opco Construction Obligation, and the aggregate Capital Contributions of the Partners under this Section 4.2(b) shall not exceed the amount of the P66 Opco Construction Obligation. The Partnership shall use the proceeds of any additional Capital Contributions resulting from a Construction Obligation Capital Request exclusively for the purpose specified in such Construction Obligation Capital Request. For the avoidance of doubt, in no event shall any amounts paid by the P66 Group to the Partnership or its Subsidiaries pursuant to the Contribution Agreement (including payments in respect of Construction Costs that are not part of the P66 Opco Construction Obligation) be deemed to be a Capital Contribution.
(iii) Additional Capital Contributions. Except as otherwise provided in Section 4.2(b)(ii), whenever, from time to time, the General Partner determines in good faith that additional Capital Contributions in cash from the Partners are necessary or appropriate to conduct the business of the Partnership, the General Partner may request that the Partners make additional Capital Contributions to the Partnership in such amounts as determined by the General Partner (a “Capital Request”). Within ten (10) days of a Capital Request, each Partner may, but shall not be required to, make its pro rata share (based on its respective Percentage Interest) of such Capital Contributions in cash as specified in the Capital Request. With respect to any Capital Request, any Partner shall provide written notice, within five (5) days after such Partner’s receipt of such Capital Request, to the General Partner of its election either (A) to make its pro rata share of Capital Contributions in full, (B) not to make a Capital Contribution in connection with such Capital Request or (C) to make a Capital Contribution in an amount less than its pro rata share (based on its respective Percentage Interest) of such Capital Request (any Partner electing under either clause (B) or (C), a “Non-Funding Partner”). In the event a Partner is a Non-Funding Partner, each Partner that funds its full pro rata share (based on its respective Percentage Interest) of such Capital Request (each, a “Full Participant”) shall have the option to make additional Capital Contributions representing its proportionate share (based on the Percentage Interest of such Full Participant relative to those of the other Full Participants) of any amount not contributed by the Non-Funding Partner. To the extent a Non-Funding Partner makes an election under Section 4.2(b)(iii)(B) or Section 4.2(b)(iii)(C), such Non-Funding Partner’s Percentage Interest shall be proportionately reduced and each Full

Participant's Percentage Interest shall be proportionately increased to account for such additional Capital Contributions (and the General Partner, without the consent of any other Partner being required, shall amend Exhibit A accordingly). The Partnership shall use the proceeds of any additional Capital Contributions resulting from a Capital Request exclusively for the purpose specified in such Capital Request.
Section 4.3    Withdrawal of Capital; Interest. No Partner may withdraw capital or receive any distributions from the Partnership except as specifically provided in this Agreement. No interest shall accrue or be payable by the Partnership on any Capital Contribution.
ARTICLE V
ALLOCATIONS AND OTHER TAX MATTERS
Section 5.1    Profits. After giving effect to the special allocations set forth in Section 5.3 and Section 5.4, and any allocation of Profits set forth in Section 5.2(b), Profits for any Allocation Year shall be allocated among the Partners in proportion to their respective Percentage Interests.
Section 5.2    Losses.
(a)    After giving effect to the special allocations set forth in Section 5.3 and Section 5.4, Losses for any Allocation Year shall be allocated among the Partners in proportion to their respective Percentage Interests.
(b)    The Losses allocated pursuant to Section 5.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a result of an allocation of Losses pursuant to Section 5.2(a), Losses that would otherwise be allocated to a Partner pursuant to Section 5.2(a) but for the limitation set forth in this Section 5.2(b) shall be allocated to the remaining Partners in proportion to their relative Percentage Interests. All remaining Losses in excess of the limitation set forth in this Section 5.2(b) shall be allocated to the General Partner. Profits for any Allocation Year subsequent to an Allocation Year for which the limitation set forth in this Section 5.2(b) was applicable shall be allocated (i) first, to reverse any Losses allocated to the General Partner pursuant to the third sentence of this Section 5.2(b) and (ii) second, to reverse any Losses allocated to the Partners pursuant to the second sentence of this Section 5.2(b) and in proportion to how such Losses were allocated.
Section 5.3    Special Allocations. The following special allocations shall be made in the following order:
(a)    Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(g)(2). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)    Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement.
(d)    Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Partner shall be allocated items of Partnership income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.3(c) and this Section 5.3(d) were not in this Agreement.
(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated among the Partners in proportion to their respective Percentage Interests.
(f)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)    Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such section of the Regulations.
(h)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s Partnership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
Section 5.4    Curative Allocations. The allocations set forth in Section 5.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Tax Matters Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 5.1, Section 5.2 and Section 5.3 (other than the Regulatory Allocations). In exercising its discretion under this Section 5.4, the Tax Matters Partner shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.
Section 5.5    Other Allocation Rules.
(a)    Profits, Losses and any other items of income, gain, loss, or deduction shall be allocated to the Partners pursuant to this Article V as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.1.
(b)    For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily proration basis by the General Partner under Code Section 706 and the Regulations thereunder.
Section 5.6    Tax Allocations: Code Section 704(c).
(a)    Except as otherwise provided in this Section 5.6, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the

Partners in the same manner as such items are allocated for book purposes under this Article V. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). Such allocation shall be made in accordance with the “remedial method” described by Regulations Section 1.704-3(d).
(b)    In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Such allocation shall be made in accordance with the “remedial method” described by Regulations Section 1.704-3(d).
(c)    In accordance with Regulations Sections 1.1245-1(e) and 1.250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.6(c), be characterized as “recapture income” in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as “recapture income.”
(d)    Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
Section 5.7    Tax Elections.
(a)    The Partners intend that the Partnership be treated as a partnership or a “disregarded entity” for federal income tax purposes. Accordingly, neither the Tax Matters Partner nor any Limited Partner shall file any election or return on its own behalf or on behalf of the Partnership that is inconsistent with that intent.
(b)    The Partnership shall make the election under Code Section 754 in accordance with the applicable Regulations issued thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Partners.
(c)    Any elections or other decisions relating to tax matters that are not expressly provided herein, shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

Section 5.8    Tax Returns.
(a)    The Partnership shall cause to be prepared and timely filed all federal, state, local and foreign income tax returns and reports required to be filed by the Partnership and its subsidiaries.
(b)    The Partners shall provide each other with copies of all correspondence or summaries of other communications with the Internal Revenue Service or any state, local or foreign taxing authority (other than routine correspondence and communications) regarding the tax treatment of the Partnership’s operations.
Section 5.9    Tax Matters Partner.
(a)    The General Partner shall act as the “tax matters partner” of the Partnership under Section 6231 of the Internal Revenue Code for tax years beginning on or before December 31, 2017, and as the “partnership representative” of the Partnership under Section 6223 of the Internal Revenue Code, as revised by the Bipartisan Budget Act of 2015, H.R. 1314, with respect to tax years beginning after December 31, 2017 (when acting as either the tax matters partner or the partnership representative, the “Tax Matters Partner”). The Tax Matters Partner shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction or credit for federal income tax purposes and shall act in any similar capacity under the Applicable Law of any state, local or foreign jurisdiction. If at any time there is more than one General Partner, the Tax Matters Partner shall be the General Partner with the largest Percentage Interest following such admission.
(b)    The Tax Matters Partner shall incur no Liability (except as a result of the gross negligence or willful misconduct of the Tax Matters Partner) to the Partnership or the other Partners including, but not limited to, Liability for any additional taxes, interest or penalties owed by the other Partners due to adjustments of Partnership items of income, gain, loss, deduction or credit at the Partnership level.
Section 5.10    Survival of Provisions. The provisions of this Agreement regarding the Partnership’s tax returns and Tax Matters Partner shall survive the termination of the Partnership and the transfer of any Partner’s interest in the Partnership and shall remain in effect for the period of time necessary to resolve any and all matters regarding the federal, state, local and foreign taxation of the Partnership and items of Partnership income, gain, loss, deduction and credit.
ARTICLE VI
DISTRIBUTIONS
Section 6.1    Distributions of Distributable Cash. Except as otherwise provided in Section 6.2, not later than 45 days following the end of each Quarter commencing with the Quarter that includes the Effective Date, the Partnership shall distribute to the Partners, pro rata in accordance with their respective Percentage Interests, an amount equal to 100% of Distributable Cash. Notwithstanding any other provision of this Agreement, the Partnership shall not make a distribution to the Partners in respect of their Partnership Interests if such distribution would violate the Act or other Applicable Law.
Section 6.2    Liquidating Distributions. Notwithstanding any other provision of this Article VI (other than the last sentence of Section 6.1), distributions with respect to the Quarter in which a dissolution of the Partnership occurs (or any Quarter thereafter) shall be made in accordance with Article XII.
Section 6.3    Distribution in Kind. The Partnership shall not distribute to the Partners any assets in kind unless approved by the Partners in accordance with this Agreement. If cash and property in kind are to be distributed simultaneously, the Partnership shall distribute such cash and property in kind in the same proportion to each Partner, unless otherwise approved by the Partners in accordance with this Agreement.
ARTICLE VII
BOOKS AND RECORDS
Section 7.1    Books and Records; Examination. The General Partner shall keep or cause to be kept such books of account and records with respect to the Partnership’s business as it may deem necessary and appropriate. Each Partner and its duly authorized representatives shall have the right, for any purpose reasonably related to its interest in the Partnership, at any time to examine, or to appoint independent certified public accountants (the fees of which shall be paid by such Partner) to examine, the books, records and accounts of the Partnership and its Subsidiaries, their operations and all other matters that such Partner may wish to examine, including all documentation relating to actual or proposed transactions between the Partnership and any Partner or any Affiliate of a Partner. The Partnership’s books of account shall be kept using the method of accounting determined by the General Partner in its sole discretion.
Section 7.2    Reports. The General Partner shall prepare and send to each Partner (at the same time) promptly such financial information of the Partnership as a Partner shall from time to time reasonably request, for any purpose reasonably related to its interest in the Partnership. The General Partner shall, for any purpose reasonably related to a Partner’s interest in the Partnership, permit examination and audit of the Partnership’s books and records by both the internal and independent auditors of its Partners.
ARTICLE VIII
MANAGEMENT AND VOTING
Section 8.1    Management.
(a)    Except as otherwise expressly provided in this Agreement, the General Partner shall have the exclusive right and authority to conduct, direct and manage the business and affairs of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 8.2, shall have full power and authority to do all things on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership and to effectuate the purposes set forth in Section 2.4. The Partnership shall reimburse the General Partner, on a monthly basis or such other basis as the General Partner may determine, for all direct and indirect costs and expenses incurred by the General Partner or payments made by the General Partner, in its capacity as the general partner of the Partnership, for and on behalf of the Partnership, including all costs and expenses incurred under the Omnibus Agreement that are attributable to the operation of the Partnership and its Subsidiaries.
(b)    The General Partner may appoint one or more individuals to manage the day-to-day business affairs of the Partnership (the “Officers”). The Officers shall serve at the pleasure of the General Partner. To the extent delegated by the General Partner (and subject to Section 8.2), the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Partnership. Unless otherwise specified by the General Partner, such Officers shall have such authority and responsibility in respect of the Partnership as is generally attributable to holders of such offices in business corporations incorporated under the laws of the State of Delaware. In addition, the General Partner may designate such other Persons to act as agents of the Partnership as the General Partner shall determine, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Partnership to the same extent the General Partner is authorized to bind the Partnership.
Section 8.2    Matters Requiring Approval of the Partners.
(a)    Unanimous Approval Matters. Notwithstanding anything in this Agreement or the Act to the contrary, except as provided in Section 8.2(b) and subject to the provisions of Section 8.3(c), each of the following matters, and only the following matters, shall constitute a “Unanimous Approval Matter” that requires the prior approval of all of the Partners pursuant to Section 8.3(c), which approval shall not be unreasonably withheld, conditioned or delayed:
(i)    any merger, consolidation, reorganization or similar transaction between or among the Partnership and any Person (other than a transaction between the Partnership and a direct or indirect wholly owned Subsidiary of the Partnership) or any sale or lease of all or substantially all of the Partnership’s assets to any Person (other than a direct or indirect wholly owned Subsidiary of the Partnership);
(ii)    the creation of any new class of Partnership Interests, the issuance of any additional Partnership Interests or the issuance of any security that is convertible into or exchangeable for a Partnership Interest;
(iii)    the admission or withdrawal of any Person as a Partner other than pursuant to (A) the fourth sentence of Section 9.2, (B) Section 9.4 or (C) any transfer of Partnership Interests pursuant to Section 9.1(b), as applicable;
(iv)    the commencement of a voluntary case with respect to the Partnership or any of its Subsidiaries under any applicable bankruptcy, insolvency or other similar Applicable

Law now or hereafter in effect, or the consent to the entry of an order for relief in an involuntary case against the Partnership or any of its Subsidiaries under any such Applicable Law, or the consent to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Partnership or any of its Subsidiaries or for any substantial part of the Partnership’s or any of its Subsidiaries’ property, or the making of any general assignment by the Partnership or any of its Subsidiaries for the benefit of creditors;
(v)    the modification, alteration or amendment of the amount, timing, frequency or method of calculation of distributions to the Partners from that provided in Article VI;
(vi)    (A) the approval of any distribution by the Partnership to the Partners of any assets in kind (other than cash or cash equivalents), (B) the approval of any distribution by the Partnership to the Partners of cash or property in kind on a non-pro rata basis and (C) the determination of the value assigned to distributions of property in kind;
(vii)    other than pursuant to Section 4.2(b), the making of any additional Capital Contributions to the Partnership; and
(viii)    taking action under any other provision of this Agreement expressly requiring the approval, consent or other form of authorization of all of the Partners.
(b)    Related Agreement Matters. Notwithstanding Section 8.2(a) above or any other provision of this Agreement, the General Partner may take, and the consent of the Limited Partners shall not be required for, any and all actions relating to the exercise and/or enforcement of any rights and/or remedies of the Partnership Group under any Related Agreement.
Section 8.3    Meetings and Voting.
(a)    Representatives. For purposes of this Article VIII, each Partner may be represented by a designated representative (each, a “Representative”), who shall be appointed by, and may be removed with or without cause by, the Partner that designated such Person. Each Representative shall have the full authority to act on behalf of the Partner who designated such Representative. To the fullest extent permitted by Applicable Law, each Representative shall be deemed the agent of the Partner that appointed him, and each Representative shall not be an agent of the Partnership or the other Partners. The action of a Representative at a meeting of the Partners (or through a written consent) shall bind the Partner that designated that Representative, and the other Partners shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative. Notwithstanding the foregoing, a Partner may vote on a consent to any matter in lieu of such Partner’s Representative.
(b)    Meetings and Voting. Meetings of Partners shall be at such times and locations as the General Partner shall determine in its sole discretion. The General Partner shall provide notice to the Limited Partners of any meetings of Partners in any manner that it deems reasonable and appropriate under the circumstances. The General Partner, together with the holders of a majority, by Percentage Interest, of Partnership Interests for which a meeting has been called (including

Partnership Interests owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum, any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests owned by the General Partner) represented either in person or by proxy, but no other business may be transacted.
(c)    Unanimous Approval Matters. All Unanimous Approval Matters must be approved by the unanimous affirmative vote or written consent of all of the Partners. Each Partner acknowledges and agrees that all references in this Agreement to any approval, consent or other form of authorization by “all Partners,” “each of the Partners” or similar phrases shall be deemed to mean that such approval, consent or other form of authorization shall constitute a Unanimous Approval Matter that requires the unanimous approval of all of the Partners in accordance with this Section 8.3(c).
(d)    Action Without a Meeting. Any action that may be taken at a meeting of the Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by the Partners owning not less than the minimum Percentage Interests of the Partnership Interests that would be necessary to authorize or take such action at a meeting at which all of the Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Partners who have not approved such action in writing.
Section 8.4    Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner set forth in this Agreement. Neither a Limited Partner nor its Representative shall have the authority to bind the Partnership or any of its Subsidiaries.

ARTICLE IX
TRANSFER OF PARTNERSHIP INTERESTS
Section 9.1    Restrictions on Transfers.
(a)    General. Except as expressly provided by this Article IX, no Partner shall directly or indirectly transfer all or any part of its Partnership Interests to any Person without first obtaining the written approval of each of the other Partners in accordance with Section 8.2(a)(iii); provided, however, that, notwithstanding anything in the foregoing to the contrary, direct or indirect transfers of publicly traded equity interests of a Partner or its Affiliates shall not be deemed to be a transfer hereunder. Exhibit A shall be amended without further action of the Partners to reflect any change in the Partnership Interests of the Partners made pursuant to this Section 9.1(a).
(b)    Transfer by Operation of Law. Notwithstanding anything in Section 9.1(a) to the contrary, in the event a Partner shall be party to a merger, consolidation or similar business combination transaction with another Person or sell all or substantially all its assets to another Person, such Partner may transfer all or part of its Partnership Interests to such other Person, and such other Person may be admitted as a substitute Partner, without the approval of any other Partner.
(c)    Consequences of an Unpermitted Transfer. To the fullest extent permitted by law, any transfer of a Partner’s Partnership Interest in violation of the applicable provisions of this Agreement shall be void.
Section 9.2    Conditions for Admission. No transferee of all or a portion of the Partnership Interests of any Partner shall be admitted as a Partner hereunder unless such Partnership Interests are transferred in compliance with the applicable provisions of this Agreement and, to the extent required by Section 8.2(a)(ii), all of the Partners have approved such admission. In order to be admitted to the Partnership as a Partner, each such transferee shall have executed and delivered to the Partnership such instruments as the General Partner deems necessary or appropriate in its sole discretion to effectuate the admission of such transferee as a Partner and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement. The admission of a transferee shall be effective immediately prior to such transfer and, immediately following such admission, the transferor shall cease to be a Partner (to the extent it transferred its entire Partnership Interest). If the General Partner transfers its entire interest in the Partnership as general partner of the Partnership, the transferee General Partner, to the extent admitted as a substitute General Partner, is hereby authorized to, and shall, continue the Partnership without dissolution.
Section 9.3    Allocations and Distributions. Subject to applicable Regulations, upon the transfer of all the Partnership Interests of a Partner as herein provided, the Profit or Loss of the Partnership attributable to the Partnership Interests so transferred for the Fiscal Year in which such transfer occurs shall be allocated between the transferor and transferee as of the effective date of the assignment, and such allocation shall be based upon any permissible method agreed to by the Partners that is provided for in Code Section 706 and the Regulations issued thereunder.
Section 9.4    Restriction on Resignation or Withdrawal. Except in connection with a transfer permitted pursuant to Section 9.1 or as contemplated by Section 12.1, no Partner shall withdraw from the Partnership without the consent of each of the other Partners. To the extent permitted by law, any purported withdrawal from the Partnership in violation of this Section 9.4 shall be null and void.
ARTICLE X
LIABILITY, EXCULPATION AND INDEMNIFICATION
Section 10.1    Liability for Partnership Obligations. Except as otherwise required by the Act, the Liabilities of the Partnership shall be solely the Liabilities of the Partnership, and no Covered Person (other than the General Partner) shall be obligated personally for any such Liability of the Partnership solely by reason of being a Covered Person. The Limited Partners shall have no Liability under this Agreement except as expressly provided in this Agreement or the Act. Furthermore, except for this Agreement, nothing set forth in this Agreement shall be deemed to (i) expand, limit or otherwise modify the obligations, duties or rights of a P66 Group Member or a Partnership Group Member under any Related Agreement or (ii) relieve any P66 Group Member or any Partnership Group Member of, or provide indemnification or exculpation in respect of, any Liability under any Related Agreement.
Section 10.2    Disclaimer of Duties and Exculpation.
(a)    Except as otherwise expressly provided in this Agreement or in a Related Agreement, to the fullest extent permitted by law and notwithstanding any duty otherwise existing at law or in equity, no Covered Person shall have any duty (fiduciary or otherwise) or obligation to the Partnership, the Partners or to any other Person bound by this Agreement, and in taking, or refraining from taking, any action required or permitted under this Agreement or under Applicable Law, each Covered Person shall be entitled to consider only such interests and factors as such Covered Person deems advisable, including its own interests, and need not consider any interest of or factors affecting, any other Covered Person or the Partnership. To the extent that a Covered Person is required or permitted under this Agreement to act in “good faith” or under another express standard, such Covered Person shall act under such express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing under Applicable Law or in equity.
(b)    The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and Liabilities of a Covered Person otherwise existing under Applicable Law or in equity, are agreed by the Partners to replace such other duties and Liabilities of such Covered Person in their entirety, and no Covered Person shall be liable to the Partnership, the Partners or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.
(c)    To the fullest extent permitted by law, no Covered Person shall be liable to the Partnership, the Partners or any other Person bound by this Agreement for any cost, expense, loss, damage, claim or Liability incurred by reason of any act or omission performed or omitted by such Covered Person in such capacity, whether or not such Person continues to be a Covered Person at the time of such cost, expense, loss, damage, claim or Liability is incurred or imposed, if the Covered Person acted in good faith reliance on the provisions of this Agreement, and, with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe its conduct was unlawful.
(d)    A Covered Person shall be fully protected from liability to the Partnership, the Partners and any other Person bound by this Agreement in acting or refraining from acting in good faith reliance upon the records of the Partnership and such other information, opinions, reports or statements presented to the Partnership by any Person as to any matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, Liabilities, Profits and Losses of the Partnership.
Section 10.3    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Covered Persons shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Covered Person and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Covered Person shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Agreement, the Covered Person acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Covered Person’s conduct was unlawful. Any indemnification pursuant to this Section 10.3 shall be made only out of the assets of the Partnership (including any Capital Contributions made by the Partners in accordance with Section 4.2), it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Covered Person who is indemnified pursuant to Section 10.3(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Section 10.3, the Covered Person is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Covered Person to repay such amount if it shall be ultimately determined that the Covered Person is not entitled to be indemnified as authorized by this Section 10.3.
(c)    The indemnification provided by this Section 10.3 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Covered Person’s capacity as a Covered Person and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.
ARTICLE XI
CONFLICTS OF INTEREST
Section 11.1    Transactions with Affiliates. The Partnership and its Subsidiaries shall be permitted to enter into or renew or extend the term of any agreement or transaction with a Partner or an Affiliate of a Partner on such terms and conditions as the General Partner shall approve in its sole discretion, without the approval of any Limited Partner, notwithstanding any duty otherwise existing at law or in equity.
Section 11.2    Outside Activities. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, (a) the engaging in activities by any Covered Person that are competitive with the business of the Partnership is hereby approved by all Partners, (b) it shall be deemed not to be a breach of any fiduciary duty or any other duty or obligation of a Partner under this Agreement or otherwise existing under Applicable Law or in equity for such Covered Person to engage in such activities in preference to or to the exclusion of the Partnership, (c) a Covered Person shall have no obligation under this Agreement or as a result of any duty (including any fiduciary duty) otherwise existing under Applicable Law or in equity, to present business opportunities to the Partnership and (d) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Covered Person, provided such Covered Person does not engage in such activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Covered Person.
ARTICLE XII
DISSOLUTION AND TERMINATION
Section 12.1    Dissolution. The Partnership shall be dissolved and its business and affairs wound up upon the earliest to occur of any one of the following events:
(a)    at any time there are no Limited Partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;
(b)    the written consent of all the Partners;
(c)    an “event of withdrawal” (as defined in the Act) of the General Partner; or
(d)    the entry of a decree of judicial dissolution of the Partnership pursuant to Section 17-802 of the Act.
Notwithstanding the foregoing, the Partnership shall not be dissolved and its business and affairs shall not be wound up upon the occurrence of any event specified in clause (c) above if, at the time of occurrence of such event, there is at least one remaining General Partner (who is hereby authorized to, and shall, carry on the business of the Partnership) and at least one Limited Partner, or if within ninety (90) days after the date on which such event occurs, the remaining Partners elect in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional General Partners of the Partnership. Except as provided in this Section 12.1, and to the fullest extent permitted by the Act, the occurrence of an event that causes a Partner to cease to be a Partner of the Partnership shall not, in and of itself, cause the Partnership to be dissolved or its business or affairs to be wound up, and upon the occurrence of such an event, the business of the Partnership shall, to the extent permitted by the Act, continue without dissolution.
Section 12.2    Winding Up of Partnership. Upon dissolution, the Partnership’s business shall be wound up in an orderly manner. The General Partner shall (unless the General Partner (or, if no General Partner, the remaining Limited Partners) elects to appoint a liquidating trustee) wind up the affairs of the Partnership pursuant to this Agreement. In performing its duties, the General Partner or liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in accordance with the Act and in any reasonable manner that the General Partner or liquidating trustee shall determine to be in the best interest of the Partners or their successors-in-interest. The General Partner or liquidating trustee shall take full account of the Partnership’s Liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Applicable Law, in the following order:
(a)    First, to creditors, including Partners who are creditors, to the extent permitted by law, in satisfaction of all of the Partnership’s liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 17-804 of the Act), other than liabilities for distribution to Partners under Section 17-601 or 17-604 of the Act;
(b)    Second, to the Partners and former Partners of the Partnership in satisfaction of Liabilities for distributions under Sections 17-601 or 17-604 of the Act; and
(c)    The balance, if any, to the Partners in accordance with the positive balance in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.
Section 12.3    Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704- 1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or, to the fullest extent permitted by law, to any other Person for any purpose whatsoever.

Section 12.4    Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XII, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no actual dissolution and winding up under the Act has occurred, the Property shall not be liquidated, the Partnership’s debts and other Liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have contributed all its Property and Liabilities to a new limited partnership in exchange for an interest in such new limited partnership and, immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.
Section 12.5    Distribution of Property. In the event the General Partner determines that it is necessary in connection with the winding up of the Partnership to make a distribution of property in kind, unless otherwise agreed by all Partners and subject to the Act, such property shall be transferred and conveyed to the Partners so as to vest in each of them as a tenant in common an undivided interest in the whole of such property, but otherwise in accordance with Section 12.3.
Section 12.6    Termination of Partnership. The Partnership shall terminate when all assets of the Partnership, after payment of or due provision for all liabilities of the Partnership, shall have been distributed to the Partners in the manner provided for in this Agreement, and the Certificate shall have been canceled in the manner provided by the Act.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Notices. Any notice, consent or approval to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered: (a) personally by a reputable courier service that requires a signature upon delivery; (b) by mailing the same via registered or certified first-class mail, postage prepaid, return receipt requested; or (c) by telecopying the same with receipt confirmation to the intended recipient. Any such writing will be deemed to have been given: (i) as of the date of personal delivery via courier as described above; (ii) as of the third calendar day after depositing the same into the custody of the postal service as evidenced by the date-stamped receipt issued upon deposit of the same into the mails as described above; and (iii) as of the date and time electronically transmitted in the case of telecopy delivery as described above, in each case addressed to the intended party at the address set forth on Exhibit A. Any Partner may designate different addresses or telephone numbers by notice to the other Partners.
Section 13.2    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 13.3    Assignment. A Partner shall not assign all or any of its rights, obligations or benefits under this Agreement to any other Person otherwise than (i) in connection with a transfer of its Partnership Interests pursuant to Article IX or (ii) with the prior written consent of each of the other Partners, which consent shall not be unreasonably withheld, conditioned or delayed, and, to the fullest extent permitted by law, any attempted assignment not in compliance with Article IX or this Section 13.3 shall be void.

Section 13.4    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 13.5    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
Section 13.6    Amendment; Waiver. Subject to Section 2.2 and as expressly provided otherwise in this Agreement with respect to Exhibit A, this Agreement may not be amended except (a) with the prior written consent of each of the Partners, which consent shall not be unreasonably withheld, conditioned or delayed and (b) in a written instrument signed by each of the Partners and expressly stating it is an amendment to this Agreement. Any failure or delay on the part of any Partner in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available under Applicable Law or in equity.
Section 13.7    Severability. If any term, provision, covenant, or restriction in this Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by Applicable Law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the Partners prior to the determination of such invalidity or unenforceability.
Section 13.8    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
Section 13.9    No Bill for Accounting. To the fullest extent permitted by law, in no event shall any Partner have any right to file a bill for an accounting or any similar proceeding.
Section 13.10    Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

Section 13.11    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person (other than Covered Persons) other than the Partners and their respective successors, legal representatives and permitted assigns any rights, remedies or basis for reliance upon, under or by reason of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

GENERAL PARTNER:
Phillips 66 Sweeny Frac GP LLC

By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	President

Signature page to Agreement
of Limited Partnership of Phillips 66 Sweeny Frac LP

LIMITED PARTNERS:

Phillips 66 Sweeny Frac Alpha LLC

By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	President

Phillips 66 Sweeny Frac Bravo LLC

By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	President

Phillips 66 Sweeny Frac Charlie LLC

By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	President

Phillips 66 Sweeny Frac Delta LLC

By:	/s/ Robert A. Herman
Name:	Robert A. Herman
Title:	President

Exhibit A

Partner	Percentage Interest	Type of Partnership Interest
Phillips 66 Sweeny Frac GP LLC 3010 Briarpark Drive Houston, Texas 77042	0%	General Partner Interest
Phillips 66 Sweeny Frac Alpha LLC 3010 Briarpark Drive Houston, Texas 77042	25%	Limited Partner Interest
Phillips 66 Sweeny Frac Bravo LLC 3010 Briarpark Drive Houston, Texas 77042	25%	Limited Partner Interest
Phillips 66 Sweeny Frac Charlie LLC 3010 Briarpark Drive Houston, Texas 77042	25%	Limited Partner Interest
Phillips 66 Sweeny Frac Delta LLC 3010 Briarpark Drive Houston, Texas 77042	25%	Limited Partner Interest